Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement (No. 2-11318) on Form N-1A of Northeast Investors Trust, of our report dated November 26, 2019, relating to our audits of the financial statements and financial highlights, which appear in the September 30, 2019 Annual Report to Shareholders which is included in this Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Custodian and Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
January 31, 2020